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                                                                    EXHIBIT 99.4



                DEBT CONVERSION TO COMMON STOCK AGREEMENT BETWEEN

                           PLAYNET TECHNOLOGIES, INC.

                                       AND

                               PALEX METALS, INC.



THIS DEBT CONVERSION AGREEMENT (hereinafter referred to as the "Agreement") effective as of the 24th day of July, 1997 by and between PlayNet Technologies, Inc. a corporation organized under the laws of the state of Delaware with a place of business at One Maritime Plaza, San Francisco, California 94111 (hereinafter referred to as "PlayNet"), and Palex Metals, Inc., a corporation organized and existing under the laws of the state of California, with a place of business at 3170 Molinaro Street, Santa Clara, California 95054 (hereinafter referred to as "Palex").

In consideration of services already provided by Palex for PlayNet, specifically identified by Palex invoice number 20917 for $30,000 dated June 30, 1997, PlayNet and Palex agree to the following:

1. Convert Palex invoice number 20917 into the equivalent value of Common Stock of PlayNet in lieu of a cash payment. PlayNet agrees to issue 30,000 (Thirty Thousand) shares of PlayNet Common Stock par value $.001, for purposes of this agreement valued at $1.00 per share. The Shares shall be free and clear of all liens and shall be registered by PlayNet, at its expense, with the Securities and Exchange Commission on Form S-8 as soon as practicable after the date hereof.

2. PlayNet also agrees to reimburse in cash any shortfall in the value of the Common Stock in the event that the closing bid price of the stock does not meet or exceed $1.00 per share on the close of the 10th business day after the execution of this agreement.

3. This agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

4. In the event of any litigation between the parties to declare or enforce any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to any other recovery and costs, reasonable attorney's fees and costs incurred in such litigation, in both the trial and in the appellate courts.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have signed this Agreement as of the date first above written.

PALEX METALS, INC                     PLAYNET TECHNOLOGIES, INC.


By:  /s/ John Russo Lane              By:  /s/ Shmuel Cohen
   ---------------------------           ---------------------------------------
     John Russo Lane                       Shmuel Cohen
     Chief Financial Officer               President and Chief Executive Officer


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